Exhibit 99.1

Investor and Financial Contacts:

Amanda Clardy

Vice President, Investor Relations

(760) 603-7200

FOR IMMEDIATE RELEASE

Invitrogen Announces Two-for-One Stock Split

CARLSBAD, Calif.—April 30, 2008—Invitrogen Corporation (NASDAQ:IVGN) announced today that its Board of Directors has approved a two-for-one stock split of the company’s common stock. The Board established May 16, 2008, as the record date and May 27, 2008, as the date on which additional shares will be distributed to shareholders.

“Today’s decision by the Board of Directors reflects the company’s strong financial performance and confidence in our long-term strategy,” said Greg Lucier, Invitrogen’s Chairman and Chief Executive Officer. “The end markets for our technologies are solid, and we remain well positioned to capitalize on the growth opportunities we see in the future.”

Invitrogen is a provider of essential life science technologies for research, production and diagnostics. This will be the company’s first stock split since it went public on the NASDAQ Exchange in 1999.

About Invitrogen

Invitrogen Corporation (NASDAQ:IVGN) provides products and services that support academic and government research institutions and pharmaceutical and biotech companies worldwide in their efforts to improve the human condition. The company provides essential life science technologies for disease research, drug discovery, and commercial bioproduction. Invitrogen’s own research and development efforts are focused on breakthrough innovation in all major areas of biological discovery including functional genomics, proteomics, stem cells, cell therapy and cell biology — placing Invitrogen’s products in nearly every major laboratory in the world. Founded in 1987, Invitrogen is headquartered in Carlsbad, California, and conducts business in more than 70 countries around the world. The company employs approximately 4,700 scientists and other professionals and had revenues of approximately $1.3 billion in 2007. For more information, visit www.invitrogen.com.

Safe Harbor Statement

Certain statements contained in this press release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is Invitrogen’s intent that such statements be protected by the safe harbor created thereby. Forward-looking statements include, but are not limited to; 1) Invitrogen is well positioned to capitalize on growth opportunities. Potential risks and uncertainties include, but are not limited to a) Invitrogen may or may not be able to execute against its strategy; as well as other risks and uncertainties detailed from time to time in Invitrogen’s Securities and Exchange Commission filings.